Exhibit 4.31

CONFORMED COPY

26 November 2003

XENOVA GROUP PLC

NOMURA INTERNATIONAL PLC

PLACING AND OPEN OFFER AGREEMENT

Page I

THIS AGREEMENT is made on 26 November 2003

BETWEEN:

(1)	XENOVA GROUP plc whose registered office is at 957 Buckingham Avenue, Slough, Berkshire SL1 4NL (the Company); and

(2)	NOMURA INTERNATIONAL PLC whose registered office is at Nomura House, 1 St. Martin’s-le-Grand, London EC1A 4NP (Nomura).

WHEREAS:

(A) The Company proposes, in connection with the Placing, the Open Offer and the US Subscription, to issue 18,760,169 Units (the Placing Units) at a price of pence per Unit (the Subscription Price).

(B) The Company proposes to invite Qualifying Shareholders to apply to subscribe for Open Offer Placing Units at the Subscription Price by way of an open offer on the basis of:

1 Placing Unit for every 13 Ordinary Shares

held as at the close of business on the Record Date and otherwise on the terms and subject to the conditions set out in the Circular and the Application Form.

(C) The Company proposes, subject, inter alia, to the passing of the Resolutions, to issue the Placing Units. Subject to the passing of the Resolutions, the Directors will have authority under section 80 and section 95 of the Companies Act to allot the Placing Units and to do so otherwise than in compliance with section 89 of the Companies Act.

(D) Nomura has agreed, on the terms and subject to the conditions referred to in this Agreement, to make the Open Offer on behalf of the Company.

(E) Pursuant to the US Subscription Agreement, the Company has agreed to issue up to 7,362,461 Placing Units to certain Accredited Investors (as defined herein) in the US.

(F) The Directors have irrevocably undertaken with the Company, subject to the receipt of a Circular approved by the UK Listing Authority and a related Application Form, to apply under the Open Offer for 37,130 Placing Units to which they will be entitled as Qualifying Shareholders (such number to be notified in advance to Nomura and the Company by him) (all such 37,130 Placing Units being referred to in this Agreement as the Committed Units).

(G) Nomura has agreed, on the terms and subject to the conditions referred to in this Agreement, to:

(a)	seek to procure subscribers for the Underwritten Units at the Subscription Price on the basis that certain of the Underwritten Units will be placed firm (as described in recitals (H) and (I) below) and the remaining Underwritten Units will be placed subject to clawback as a result of take up under the Open Offer; and

(b)	subscribe at the Subscription Price for any Underwritten Units which are not taken up under the Open Offer (as calculated in accordance with clause 6.5 of this Agreement) and for which subscribers are not procured as referred to in sub-paragraph (a) above.

(H) As described in the Circular, (i) Dr. K S Tan has irrevocably undertaken with the Company not to apply, and to procure that certain applications are not made, under the Open Offer for an aggregate of 1,919,296 Placing Units to which he and certain others will be entitled as Qualifying Shareholders and (ii) there are a further 4,170,852 Units, attributable to ADSs, which the ADS depositary will not take up under the Open Offer (such 6,090,148 Placing Units in aggregate being referred to as the Declined Units).

(I) As described in the Circular, 3,695,319 of the Declined Units are to be made available firm to institutional investors by Nomura as described in the Circular.

(J) The Company has applied for admission of the New Shares and the Warrants to the Official List and for admission of the New Shares and the Warrants to trading on the London Stock Exchange’s market for listed securities.

NOW IT IS AGREED as follows:

1. DEFINITIONS

1.1 In this Agreement:

Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2002 (including, without limitation, the related directors’ and auditors’ reports, the consolidated profit and loss account, the balance sheets, the consolidated cashflow statement, the consolidated statement of total reorganised gains and losses, the reconciliation of movements in shareholders’ funds and all related notes);

Accounts Date means 31 December 2002;

Accredited Investors has the meaning ascribed to it by Rule 501(a) of Regulation D;

Admission means the admission of the New Shares and the Warrants to the Official List becoming effective in accordance with the Listing Rules and the admission of such shares and warrants to trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;

Admission and Disclosure Standards means the Admission and Disclosure Standards of the London Stock Exchange;

Adverse Interest means any option, lien, mortgage, charge, equity, trust, any other right or interest of any third party and any other encumbrance of any kind;

Application Date means 17 December 2003 or such later date as Nomura and the Company may agree in writing;

Application Form means the application form in the agreed form to be despatched to Qualifying Shareholders for use in connection with the Open Offer;

associate has the meaning ascribed to it by section 52 of the Companies Act 1989;

Auditors means PricewaterhouseCoopers LLP, the auditors of the Company;

Board means the board of directors of the Company or a duly constituted and authorised committee thereof;

Business IP means the registered (including applications for registration) and material unregistered Intellectual Property Rights owned by a Group company;

capped adviser has the meaning ascribed to it in clause 11.6;

Circular means the document (comprising a prospectus in relation to the Units for the purposes of the FSMA and the Listing Rules and including the notice convening the EGM) in the agreed form to be published in connection with the Placing and the Open Offer and the draft of such document dated 26 November 2003;

Claim has the meaning ascribed to it in clause 11.2;

Committed Units has the meaning ascribed to it in recital (F);

Companies Act means the Companies Act 1985;

Company’s Counsel means Simmons & Simmons;

CREST means the relevant system (as defined in the Uncertificated Securities Regulations 2001) in respect of which CRESTCo is the Operator (as defined in those regulations);

CRESTCo means CRESTCo Limited, a company incorporated under the laws of England and Wales;

Dealing Day means a day on which dealings in domestic equity market securities may take place on the London Stock Exchange;

Declined Units has the meaning ascribed to in Recital (H);

Directors means the directors of the Company;

EGM means the extraordinary general meeting of the Company convened for the EGM Date at which resolutions will be put to approve certain matters in relation to the Placing, the Open Offer, the US Subscription and the Share Capital Redesignation;

EGM Date means 22 December 2003;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipe, drainage or sewerage systems) or land;

Environmental Consents means any permit, licence, authorisation, approval or consent required under or in relation to Environmental Laws as at the date of this Agreement relating to the carrying on of the business of the Group;

Environmental Laws means all applicable statutes and other laws which relate to Environmental Matters and are in force and binding on the relevant Group company at the date of this Agreement relating to Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment and/or human health and safety;

Expense has the meaning ascribed to it in clause 11.2;

Final UK Placing Units has the meaning ascribed to it in clause 6.7;

Form of Proxy means the form of proxy in the agreed form to be sent to Ordinary Shareholders for use in connection with the EGM;

FSMA means the Financial Services and Markets Act 2000;

Group means the Company and its subsidiary undertakings as at the date hereof;

Group company means any company that is a member of the Group;

holding company has the meaning ascribed to it in section 736 of the Companies Act;

Indemnified Person means:

(a)	Nomura, any holding company of Nomura, any subsidiary undertaking of Nomura or of any such holding company, or any of their respective associates; and

(b)	a person who is, on or at any time after the date of this Agreement, a director, officer, employee or agent of an undertaking specified in sub-paragraph (a) above;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know-how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Interim Results means the unaudited interim results for the nine months ended 30 September 2003;

KS Biomedix Accounts means the audited consolidated accounts of the KS Biomedix Group for the year ended 31 May 2003 (including, without limitation, the related directors’ and auditors’ reports, the consolidated profit and loss account, the balance sheets, the consolidated cashflow statement, the consolidated statement of total reorganised gains and losses, the reconciliation of movements in shareholders’ funds and all related notes);

KS Biomedix Group means KS Biomedix Holdings plc and its subsidiary undertakings from time to time;

Limitation has the meaning ascribed to it in clause 11.4;

Listing Rules means the Listing Rules of the UK Listing Authority;

London Stock Exchange means London Stock Exchange plc;

material adverse effect or material adverse change means any adverse effect upon, or any adverse change in, the condition, financial or otherwise, or in the earnings, business affairs or prospects of the Group taken as a whole, whether or not arising in the ordinary course of business, which is material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription;

material in the context of Admission, the Placing, the Open Offer and the US Subscription means anything that Nomura acting reasonably and in good faith in its sole discretion considers to be material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription and/or the arrangements contemplated by the Circular, the Application Form or Press Announcement and/or the fulfilment of its obligations under this Agreement;

Nasdaq means The Nasdaq Stock Markets, Inc.;

New Shares means the 187,601,690 new Ordinary Shares which are to be allotted and issued pursuant to the Placing and the Open Offer and the US Subscription Agreement (including, for the avoidance of doubt, the new Ordinary Shares comprised in the Committed Units, the UK Firm Placed Units and the US Firm Placed Units, but excluding the new Ordinary Shares which are the subject of the Warrants);

Nomura Engagement Letter means the letter dated 3 November 2003 between the Company and Nomura relating to the appointment of Nomura as sponsor and underwriter in respect of the Placing and the Open Offer;

Nomura’s Counsel means Freshfields Bruckhaus Deringer;

Official List means the Official List of the UK Listing Authority;

Open Offer means the invitation by Nomura, as agent for the Company, to Qualifying Shareholders to apply to subscribe for Open Offer Placing Units on the basis referred to in the Circular and the Application Form and as further described in recital (B) and clause 6;

Open Offer Placing Units means the 18,760,169 Placing Units which are the subject of the Open Offer;

Ordinary Shareholders means holders of Ordinary Shares;

Ordinary Shares means ordinary shares of 10 pence each prior to the Share Capital Redesignation and of 1 penny each following the Share Capital Redesignation, in each case in the capital of the Company;

Placees means the persons, if any, (including, if applicable, Nomura or its nominees) procured by Nomura to subscribe for the Underwritten Units pursuant to the Placing;

Placing means the proposed arrangements for procuring Placees for the Underwritten Units at the Subscription Price by Nomura, subject (save in respect of the UK Firm Placed Units) to a right of clawback in respect of any Underwritten Units which are taken up under the Open Offer;

Placing Letters means the letters to be sent by Nomura to Placees by which the Underwritten Units are to be offered to Placees at the Subscription Price, subject (save in respect of the UK Firm Placed Units) to a right of clawback in respect of any Underwritten Units which are taken up under the Open Offer;

Placing Schedule has the meaning ascribed to it in clause 6.10;

Placing Units has the meaning ascribed to it in Recital (A);

Posting Date means the date of this Agreement or such later date as may be agreed by Nomura in writing;

Press Announcement means the press announcement in the agreed form to be dated the date of this Agreement giving details of, inter alia, the Placing, the Open Offer the US Subscription and the Share Capital Redesignation;

Previous Announcements means all documents issued and announcements (other than the Press Announcement) made by or on behalf of the Company or any Group company to the public or the press on the London Stock Exchange or the UK Listing Authority or pursuant to the rules of Nasdaq or the SEC since the Accounts Date and before the date of this Agreement including, without limitation, the Interim Results;

Qualifying Shareholders means the Ordinary Shareholders on the register of members of the Company as at the close of business on the Record Date other than certain Restricted Overseas Shareholders;

Receiving Agent or Registrar means Computershare Investor Services PLC, PO Box 82, The Pavilions, Bridgwater Road, Bristol BS99 7NH;

Receiving Agent Agreement means the agreement in the agreed form between the Company and the Receiving Agent;

Record Date means 24 November 2003;

Regulation D means Regulation D under the Securities Act;

Regulation S means Regulation S under the Securities Act;

Regulatory Information Service means any of the services set out in Schedule 12 of the Listing Rules;

Regulatory Rules means, in relation to a pre-clinical study or clinical trial, all laws, regulations and ICH (International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use) and other regulatory authority approved guidelines (including, without limitation, Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice requirements to obtain consent(s) from an institutional review board/independent ethics committee and observe certain ethical principles, and as may have been, in respect of such study or trial, supplemented, disapplied, or varied by agreement with, or under any condition or requirement imposed by, a regulatory authority) which are applicable to such study or trial;

Relevant Value has the meaning ascribed to it in clause 8.1;

Resolutions means the resolutions to be set out in the notice of the EGM to be contained in the Circular, inter alia, to authorise the Share Capital Redesignation and the Directors to allot relevant securities of the Company so as to enable the implementation of the Placing, the Open Offer and the US Subscription;

Restricted Overseas Shareholders means the Ordinary Shareholders with registered addresses in any of Australia, Canada, Japan, Ireland or the United States;

SEC means the US Securities and Exchange Commission;

Securities Act means the US Securities Act of 1933, as amended;

Share Capital Redesignation means the reorganisation of the Company’s issued and authorised but unissued share capital as described in Part I of the Circular and the subject of the EGM notice included in the Circular;

Securities Act Affiliate has the meaning ascribed to “Affiliate” in Regulation D;

Subscription Price has the meaning ascribed to it in Recital (A);

Subscriber Representation Letter means the investor questionnaire attached as Exhibit B to the US Subscription Agreement;

subsidiary undertaking has the meaning ascribed to it in section 258 of the Companies Act 1985;

Supplementary Circular means any supplementary Circular published by the Company pursuant to section 81 of the FSMA;

taken up has the meaning ascribed to it in clause 6.3;

tax or taxes means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the person concerned is primarily liable or not, including, without limitation, corporation tax, advance corporation tax, income tax, capital gains tax, VAT, duties of customs and excise, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, any other transfer tax or duty, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, importations, sales, use, occupation, franchise, value added, and personal property imposed by a tax authority of any jurisdiction;

ThinkEquity Partners means ThinkEquity Partners LLC of 28 West 44th Street, Suite 1200, New York, NY 10036, USA;

United Kingdom or UK means Great Britain and Northern Ireland;

UK Clawback Units means the 7,665,259 Placing Units to be made available to institutional investors by Nomura pursuant to the Placing Letters which are subject to clawback under the Open Offer;

UK Firm Placed Units means the 3,695,319 Declined Units to be made available firm to institutional investors by Nomura pursuant to the Placing Letters as further referred to in Recital (I);

UK GAAP means generally accepted accounting principles in the United Kingdom including all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued by the Accounting Standards Board and in force at the date of this Agreement;

UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSMA;

Underwritten Units means the 11,360,578 Placing Units which are the subject of the Placing Letters (comprising the total number of Placing Units less the aggregate number of Committed Units and US Subscription Units);

Unit means a unit comprising 10 New Shares and 3 Warrants;

United States or US means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

US Clawback Units means the 4,967,632 Placing Units to be conditionally placed with Accredited Investors in the US pursuant to the US Subscription Agreement which are subject to clawback under the Open Offer;

US Firm Placed Units means the 2,394,829 Declined Units which will be conditionally placed firm with Accredited Investors in the US pursuant to the US Subscription Agreement and which will not be subject to clawback under the Open Offer;

US Placing Procedures means those procedures set forth in Schedule 4 to this Agreement;

US Subscription means the proposed arrangements relating to the issue of the US Subscription Units to certain Accredited Investors in the US;

US Subscription Agreement means the agreement in the agreed form dated the date hereof between the Company, certain Accredited Investors and Bingham & McCutchen LLP, acting in its capacity as the escrow agent;

US Subscription Units means the 7,362,461 Placing Units to be issued pursuant to the US Subscription Agreement (comprising both the US Firm Placed Units and the US Clawback Units), as further described in Recital (E);

VAT means value added tax or similar sales or turnover tax or levy imposed in any jurisdiction;

Verification Notes means the document in the agreed form consisting of a record of questions prepared to assist with the verification of the Press Announcement, the Circular and any Supplementary Circular (as the case may be), together with the answers to those questions and copies of all evidence supporting those answers;

Warrant Instrument means the instrument executed by the Company as a deed poll dated 25 November 2003 pursuant to which the Warrants will be issued;

Warrants means the warrants to subscribe for new Ordinary Shares, details of which are set out in Part IV of the Circular; and

Working Capital Report means the cash flow and working capital report prepared by the Auditors relating to the Group for the period to 30 June 2005.

1.2 In this Agreement unless the context otherwise requires:

(a)	a reference to certificated or certificated form in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in certificated form;

(b)	a reference to uncertificated or uncertificated form in relation to a share or other security is a reference to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Uncertificated Securities Regulations 2001, may be transferred by means of CREST;

(c)	words and expressions defined in the Companies Act shall bear the same meaning;

(d)	headings are for convenience only and shall not affect the construction of this Agreement;

(e)	any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under the enactment;

(f)	any reference to Nomura approving or agreeing the form of the Circular, Application Form, any Supplementary Circular or any other document, shall be a reference to such approval or agreement being given solely for the purpose of this Agreement;

(g)	a reference in this Agreement to any document expressed to be in the agreed form means a document in the form initialled, for the purpose of identification only, by or on behalf of the Company and Nomura subject to any changes which the Company and Nomura may agree; and no such initialling shall imply approval of all or any part of its contents by or on behalf of the person initialling it or any of the parties to this Agreement; and

(h)	any reference to recitals, clauses and schedules are to recitals, clauses and schedules to this Agreement, and references to paragraphs are to paragraphs in the schedule in which such references appear, and the schedules form part of this Agreement.

1.3 In addition to the documents referred to in Schedule 1, the following draft documents are in the agreed form:

	Document	Marked
(a)	Application Form	A

(b)	Circular	B

(c)	Form of Proxy	C

(d)	Press Announcement	D

(e)	Receiving Agent Agreement	E

(f)	US Subscription Agreement	F

(g)	Verification Notes	G

(h)	Warrant Instrument	H

2. CONDITIONS

2.1 Nomura’s obligations under this Agreement are conditional on:

(a)	release of the Press Announcement through a Regulatory Information Service by no later than 7.30 a.m. on 26 November 2003;

(b)	Admission occurring not later than 8.00 a.m. on 23 December 2003 or such later time and/or date as Nomura may determine in accordance with clause 2.2(a);

(c)	approval of the Circular as a Circular by the UK Listing Authority by no later than noon on the date of this Agreement;

(d)	subject to clause 2.1(c), delivery of the Circular to the Registrar of Companies by no later than 2.00 p.m. on the date of this Agreement;

(e)	the passing of Resolution 1 (without amendment) at the EGM on the EGM Date (and not, except with the written agreement of Nomura, at any adjournment of such meeting);

(f)	the statements in Schedule 2 being true and accurate and not misleading in any respect:

(i)	on and as of the date of this Agreement; and

(ii)	at any time before Admission as if they were repeated by reference to the facts and circumstances then existing;

(g)	no matter arising before Admission which might reasonably be expected to give rise to a claim under clause 11 and which, in any such case, Nomura considers to be material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription;

(h)	no event referred to in paragraph (a) or (b) of section 81(1) of the FSMA arising between the publication of the Circular and Admission and no Supplementary Circular being published by or on behalf of the Company during such period;

(i)	the fulfilment by the Company of its obligations under clause 3 inclusive and clauses 4.3 to 4.6 inclusive by the times specified therein and the Company not being in breach of any other of its obligations under this Agreement before Admission to the extent material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription;

(j)	the Company having allotted the Placing Units in accordance, when relevant, with clause 7 (conditional only upon Admission and this Agreement not being terminated in accordance with its terms before Admission);

(k)	(i) all conditions to the US Subscription Agreement having been satisfied or (with the prior written consent of Nomura in accordance with clause 10.4) waived (subject only to (aa) Admission and (bb) this Agreement becoming unconditional and not having been terminated in accordance with its terms prior to Admission); (ii) the US Subscription Agreement not having been terminated in accordance with its terms prior to Admission; (iii) Bingham & McCutchen LLP, acting in its capacity as the escrow agent, having been irrevocably instructed to deliver escrowed funds of an amount not less than

£3.50 million; and (iv) there having been no breach of the US Subscription Agreement (save for any breach by an investor or investors (as the case may be) of section 2.2.2 of the US Subscription Agreement that results in a failure to satisfy the minimum funds requirement referred to in sub-paragraph (iii) above) which Nomura considers, acting reasonably, material in the context of the UK Placing and/or the Open Offer and/or the US Subscription, which has not been remedied or waived prior to Admission (provided always that the prior written consent of Nomura thereto shall have been obtained in accordance with clause 10.4); and

(1)	receipt by Bingham & McCutchen LLP, acting in its capacity as the escrow agent, of the certificates referred to in section 2.2.3(c) of the US Subscription Agreement.

2.2 Nomura may, by giving written notice to the Company, in its absolute discretion:

(a)	extend the time or date for satisfaction of any condition set out in clause 2.1, but not beyond 23 January 2004, in which case a reference in this Agreement to the satisfaction of such condition shall be to its satisfaction by the time or date as so extended; or

(b)	waive the satisfaction of any such condition set out above (in whole or in part) other than (save as to the time or date of satisfaction thereof) the conditions set out in sub-clauses 2.1 (b) and (c).

2.3 If any condition set out in clause 2.1 is not satisfied (or waived by Nomura in its absolute discretion in accordance with clause 2.2), or becomes incapable of being satisfied, by the required time and date therefor, then:

(a)	Nomura’s obligations under this Agreement shall cease and determine, without prejudice to any liability any party may have for any prior breach of this Agreement (including, without limitation, of any of the representations, warranties and undertakings contained in this Agreement);

(b)	clauses 1, 14, 16 to 22 inclusive shall remain in full force and effect and the Company’s obligations and agreements under clauses 8, 10.1, 10.6, 10.7, 11 and 13 shall remain in full force and effect and the Company’s other obligations under this Agreement shall cease and determine, without prejudice to any liability which the Company may have for any prior breach of this Agreement (including, without limitation, of any of the representations, warranties and undertakings contained in this Agreement); and

(c)	the Company shall make an announcement to the UK Listing Authority of such termination.

For the avoidance of doubt, there shall be no cessation or determination under this clause 2.3 after Admission.

2.4 The Company shall use its reasonable endeavours to procure that each of the conditions referred to in clause 2.1 is satisfied within the relevant time.

3. APPLICATION FOR LISTING AND ADMISSION TO TRADING

3.1 The Company confirms that it has applied or will, before despatching the Circular, apply to:

(a)	the UK Listing Authority for admission of the New Shares and the Warrants to the Official List; and

(b)	the London Stock Exchange for admission to trading of the New Shares and the Warrants on the London Stock Exchange’s market for listed securities.

3.2 Nomura shall extend to the Company all reasonable assistance in connection with the Company’s application for admission of the New Shares and the Warrants to the Official List and for admission to trading of the New Shares and the Warrants on the London Stock Exchange’s market for listed securities. Subject to receipt by it of the documents referred to in Part I and Part II of Schedule 1 and any other information that Nomura, acting reasonably, may request from the Company and any of its professional advisers in connection with Admission, the UK Placing or the Open Offer, Nomura shall prepare the documents (for which the Company shall be primarily responsible) referred to in Part 4 of Schedule 1.

The Company shall use its reasonable endeavours to obtain permission for the admission of the New Shares and the Warrants to the Official List and for admission to trading of the New Shares and the Warrants on the London Stock Exchange’s market for listed securities (subject only to the allotment of the New Shares and the Warrants) as soon as practicable and, in any event, before the EGM Date.

3.3 The Company confirms that it has applied for formal approval of the Circular and the Application Form for the purpose of, and in accordance with, the Listing Rules and shall use its reasonable endeavours to obtain such approval as soon as practicable and in any event before despatching the Circular.

3.4 The Company shall supply all information, give all undertakings, execute all documents, pay all fees and do or procure to be done all things in each case as may be necessary or required:

(a)	by the UK Listing Authority and the London Stock Exchange for the purposes of obtaining formal approval of the Circular and obtaining Admission; and

(b)	to comply with the Listing Rules, the Admission and Disclosure Standards, the FSMA and the Companies Act.

3.5 The Company shall notify Nomura immediately of any matter referred to in paragraph (a) or (b) of section 81(1) of the FSMA which arises between publication of the Circular and Admission. The Company shall address each such matter in accordance with section 81 of the FSMA and the Listing Rules (including paragraphs 5.14 to 5.16 inclusive, 8.1, 8.2, 8.14 and 8.20).

3.6 The Company shall, from time to time until Admission, procure (to the extent it is legally able) to be communicated or delivered to Nomura all such information and documents (signed by the appropriate person where so required) as Nomura may reasonably require to enable it to discharge its obligations under this Agreement and pursuant to or in connection with obtaining Admission, the Placing, the Open Offer or the US Subscription as may be required to comply with the requirements of the FSMA, the UK Listing Authority or the London Stock Exchange.

4. APPROVAL, RELEASE AND DELIVERY OF DOCUMENTS

4.1 The Company confirms to Nomura that a meeting of the Board has been held or meetings of the Board have been held which:

(a)	authorised the Company to enter into and perform its obligations under this Agreement and the US Subscription Agreement;

(b)	approved the form and release of the Press Announcement;

(c)	approved the form of the Circular, the Application Form and the Form of Proxy, and authorised and approved the despatch of the Circular, the Application Form, the Form of Proxy and all other documents connected with Admission, the Placing, the Open Offer and the US Subscription, as appropriate;

(d)	approved the making of the Placing and the Open Offer including, for the avoidance of doubt, the placing of the UK Firm Placed Units;

(e)	approved the making of applications for Admission; and

(f)	authorised all necessary steps to be taken by the Company in connection with each of the above matters.

4.2 The Company authorises Nomura to deliver an underwriting proof of the Circular to any potential Placees if Nomura considers this to be appropriate subject to such delivery not being the primary reason for breach or violation of applicable securities laws or regulation to which the recipient is subject.

4.3 Before the Press Announcement is released, the Company shall deliver the documents referred to in part 1 of Schedule 1 to Nomura’s Counsel and before despatching the Circular, the Company shall deliver the documents referred to in part 2 of Schedule 1 to Nomura’s Counsel.

4.4 Subject to the UK Listing Authority having formally approved the Circular for the purpose of the Listing Rules, the Company shall:

(a)	deliver one copy of the Circular to the Registrar of Companies in England and Wales for registration in accordance with section 83(1) of the FSMA prior to despatch of the Circular;

(b)	make further copies of the Circular available in accordance with paragraphs 8.4 to 8.6 inclusive of the Listing Rules and make available to Nomura such number of copies of the Circular and Application Form as it may reasonably require; and

(c)	subject to clause 4.5, despatch the Circular, the Application Form and Form of Proxy to Qualifying Shareholders, as soon as practicable and in any event on the date of this Agreement.

4.5 The Company shall procure that Restricted Overseas Shareholders are not sent Application Forms unless on or before the Application Date they have satisfied the Company that they are permitted to take up their entitlements under the Open Offer without breach or violation of any applicable law.

4.6 Following the passing of the Resolutions, and in any event not later than 5.00 p.m. on the Dealing Day immediately before the proposed date of Admission, the Company shall deliver the documents referred to in part 3 of Schedule 1 to Nomura’s Counsel.

4.7 Each document referred to in this clause 4 and in Schedule 1 and any Supplementary Circular shall be in the agreed form.

4.8 If any meeting of the Board referred to in this clause 4 or in Schedule 1 is a meeting of a committee of the Board, the Company shall deliver a certified copy of the minutes of the meeting of the Board appointing such committee with the minutes of the relevant committee meeting.

5. APPOINTMENTS

5.1 The Company hereby irrevocably and unconditionally confirms the appointment of Nomura as its agent in connection with the Placing on the terms and subject to the conditions set out or referred to in this Agreement, the Circular and the Application Form and Nomura accepts such appointment. The appointment confers on Nomura and its agents all powers, authorities and discretions on behalf of the Company that it or its agents reasonably consider necessary or desirable in connection with the Placing.

5.2 The Company hereby irrevocably and unconditionally confirms the appointment of Nomura as its agent for the purposes of making the Open Offer on the terms and subject to the conditions set out or referred to in this Agreement, the Circular and the Application Form and Nomura accepts such appointment. The appointment confers on Nomura all powers, authorities and discretions on behalf of the Company that it reasonably considers necessary or desirable in connection with the Open Offer.

5.3 The Company agrees to ratify and confirm everything that Nomura or its agents shall lawfully do on behalf of the Company in the exercise of the appointment, powers, authorities and discretions referred to in clauses 5.1 and 5.2 respectively.

5.4 The Company hereby irrevocably and unconditionally confirms the appointment of Nomura as sponsor in connection with Admission and Nomura hereby accepts such appointment. The Company hereby confirms that the foregoing appointment confers on Nomura all powers, authorities and discretions on its behalf that are necessary for, or reasonably incidental to, the performance of its functions as sponsor and obtaining Admission and the Company hereby agrees to ratify and confirm everything that Nomura shall lawfully and properly do in the exercise of such appointment, powers, authorities and discretions.

5.5 The Company acknowledges that Nomura’s responsibilities as sponsor pursuant to the Listing Rules are owed solely to the UK Listing Authority and that agreeing to act as sponsor does not of itself extend any duties or obligations to anyone else, including the Company.

5.6 Notwithstanding that Nomura acts as agent of the Company in connection with the Placing and in connection with the Open Offer:

(a)	Nomura may receive and retain for its own benefit any commissions or brokerage or other benefit paid to or lawfully and properly received by it or its respective agents in connection with the Placing and shall not be liable to account to the Company for any such commissions, brokerage or other benefit;

(b)	Nomura may receive and retain for its own benefit any fee or other benefit paid to or lawfully and properly received by it in connection with the Open Offer and shall not be liable to account to the Company for any such fee or other benefit; and

(c)	any Placing Units for which Nomura (or any of its agents) subscribes may be retained or dealt with by it (or such agent) for its (or such agent’s) own use and benefit.

6. THE PLACING AND THE OPEN OFFER

6.1 Subject to the conditions set out in clause 2.1 and in reliance on the covenants, indemnities, representations, warranties and undertakings contained in this Agreement:

(a)	Nomura shall use its reasonable endeavours to seek to procure Placees for the Underwritten Units at the Subscription Price on the basis of the information contained in the Circular, subject (save in respect of the UK Firm Placed Units) to a right of clawback as a result of Open Offer Placing Units being taken up under the Open Offer; and

(b)	Nomura shall, as agent for the Company, by means of the Circular and the Application Form, invite Qualifying Shareholders (subject always to clause 4.5) to apply to subscribe for the Open Offer Placing Units at the Subscription Price and otherwise on the terms and conditions set out therein.

6.2 Neither the Open Offer nor any of its terms and conditions shall be varied, extended, amended or withdrawn without the prior written consent of Nomura.

6.3 Open Offer Placing Units in respect of which Application Forms are (or are treated by the Company pursuant to the provisions set out below and of the Circular and of the Application Form as having been) lodged for acceptance by 3.00 p.m. on the Application Date (and which have not by that time been rejected as a result of the Money Laundering Regulations 1993 and 2001), in each case in accordance with the terms of the Circular and the Application Form and which are accompanied by:

(a)	cheques which have not, before 3.00 p.m. on the Application Date, been notified to the Receiving Agent as not having been accepted by the drawee on first presentation; or

(b)	other cleared remittances in accordance with the terms of the Circular and the Application Form,

for the full amount payable in respect of such Placing Units, are referred to in this Agreement as having been taken up, PROVIDED THAT, at the discretion of the Company, Open Offer Placing Units may for the purpose of this Agreement be deemed to have been taken up by 3.00 p.m. on the Application Date if a cheque or other remittance for the full amount payable in respect of such Open Offer Placing Units (and whether or not such cheque or other remittance shall be honoured) is received prior to 3.00 p.m. on the Application Date from an authorised person (as defined in the FSMA) who shall have specified the Open Offer Placing Units concerned and undertaken to lodge in due course the relevant Application Form duly completed.

6.4 As soon as practicable after 3.00 p.m. on the Application Date and by not later than 8.00 a.m. on the first Dealing Day after the Application Date, the Company will (or will procure that the Receiving Agent will) notify Nomura in writing of the number of Open Offer Placing Units which have been taken up and the number of Underwritten Units (and, for information only, of any Committed Units) which have not been taken up.

6.5 The number of Underwritten Units which have not been taken up shall be calculated as follows:

A=	(	B	)	x	(D-E)
B+C

where

A = the number of Underwritten Units which have not been taken up

B = the number of Placing Units which are the subject of the Placing Letters other than the UK Firm Placed Units

C = the number of US Clawback Units

D = the aggregate number of UK Clawback Units and US Clawback Units

E = the aggregate number of UK Clawback Units and US Clawback Units which have been taken up

6.6 Where cheques or bankers’ drafts in relation to an Application Form have been dishonoured before 8.00 a.m. on the Application Date, the Open Offer Placing Units to which such Application Form relates will be treated as not having been taken up and, where the relevant application has been rejected before 8.00 a.m. on the Application Date due to a failure to provide satisfactory evidence of identity in order to comply with the Money Laundering Regulations 1993 and 2001 in the manner contemplated in the Circular and the Application Form, the Open Offer Placing Units to which such application relates will be treated as not having been taken up.

6.7 Nomura shall not have any obligations under this clause 6 in respect of any Underwritten Units which have not been notified to it in accordance with clause 6.4 as not having been taken up (calculated in accordance with clause 6.5 above) or in respect of any Committed Units. The number of Underwritten Units notified to Nomura as not having been taken up (and calculated in accordance with clause 6.5 above) together with the UK Firm Placed Units are referred to in this Agreement as the Final UK Placing Units.

6.8 Nomura shall, in its absolute discretion, determine the identity of the proposed Placees (if any) for the Final UK Placing Units, the extent to which each Placee is to subscribe for the Final UK Placing Units and all other matters in respect of the Placing, including the last time at which Placing Letters may be despatched, allocations pursuant thereto may be made and acceptances pursuant thereto received.

6.9 If by 3.00 p.m. on the first Dealing Day after the Application Date or, if later, by such time on the Dealing Day immediately preceding the date of Admission, there are Final UK Placing Units for which no Placees have been arranged, Nomura shall itself subscribe (as principal) for such Final UK Placing Units at the Subscription Price on the basis of the information contained in the Circular and the Application Form (other than as to the time and method of acceptance and payment).

6.10 Nomura will procure that a schedule is delivered to the Company (or the Receiving Agent on behalf of the Company) of the names and registration details of the Placees allocated Final UK Placing Units together with details of any subscription for such shares to be made by Nomura pursuant to clause 6.9 (the Placing Schedule), as soon as reasonably practical after it becomes aware of such details, and shall specify whether such Placing Units are to be issued in certificated or uncertificated form.

6.11 For the avoidance of doubt, neither Nomura nor any Placee it procures for the Underwritten Units shall have any obligation to subscribe for any Placing Units which are the subject of the US Subscription Agreement (unless, in the case of any Placee, it is also a party to the US Subscription Agreement).

7. COMPLETION

7.1 The Company:

(a)	hereby irrevocably and unconditionally authorises Nomura and its agents to procure that, subject to the allotment of the Placing Units by the Company, the Registrar shall take all steps within its control and give all instructions as are necessary to effect the delivery through CREST of the relevant New Shares to Placees (through the CREST accounts referred to in clause 7.4(b)) as listed in the Placing Schedule who require their New Shares to be in uncertificated form; and

(b)	without prejudice to the generality of clauses 5.1 and 7.1(a), hereby irrevocably and unconditionally authorises Nomura and its agents, directors and employees to give all requisite instructions to CRESTCo and to the Registrar and to take all other action as may be necessary in order to procure the vesting in the Placees of the beneficial and legal interest in the Warrants in certificated form and in the relevant New Shares either in certificated form or uncertificated form as requested by the Placees.

7.2 The Company will use its reasonable endeavours to ensure that:

(a)	if applicable, securities application forms are submitted by the Company to CRESTCo not later than the Dealing Day prior to Admission and that the New Shares are admitted into CREST with effect from Admission; and

(b)	the Registrar confirms to CRESTCo that it is the registrar for the New Shares not later than the Dealing Day prior to Admission.

7.3 The Company shall, pursuant to a resolution of the Board, allot and issue Placing Units to:

(a)	those Qualifying Shareholders who have taken up (or are treated by the Company pursuant to clause 6.3 as having taken up) Open Offer Placing Units under the Open Offer, in each case in accordance with the terms of the Circular and the Application Form; and

(b)	those persons who have agreed to subscribe for US Subscription Units under the US Subscription Agreement, in each case in accordance with the terms thereof.

7.4 Subject to receipt of the Placing Schedule from Nomura, the Company shall procure the following in relation to the Placing:

(a)	as regards the Warrants and the New Shares that are required by Placees to be in certificated form, as soon as reasonably practicable following receipt of the Placing Schedule by the Company and in any event (subject only to such receipt) by not later than the Dealing Day prior to Admission, the Board shall resolve to allot and issue (credited as fully paid) such Warrants and New Shares in certificated form, subject to Nomura complying with its obligations pursuant to clause 7.8 and subject to the terms of the Circular and the Application Form, to the subscribers of such Warrants and New Shares in the proportions set out in the Placing Schedule and the Company will instruct the Registrar to register such persons as the holders of such Warrants and New Shares in the books of the Company and, subject to the prior agreement of Nomura, to issue definitive warrant and share certificates accordingly;

(b)	as regards the Warrants and the New Shares which are required by Placees to be in uncertificated form, as soon as reasonably practicable following receipt of the Placing Schedule by the Company and in any event (subject only to such receipt) by not later than the Dealing Day prior to Admission, the Board shall resolve to allot and issue (credited as fully paid) such Warrants and New Shares in uncertificated form, subject to Nomura complying with its obligations pursuant to clause 7.8 and subject to the terms of the Circular and the Application Form, to Nomura and will procure that such Warrants and New Shares are credited by the Registrar in the proportions set out in the Placing Schedule to Nomura’s (or its nominee’s) stock accounts in CREST notified to the Company by Nomura (such notification to be made no later than the Dealing Day prior to Admission) who will hold such Warrants and New Shares as nominee for the subscribers of such Warrants and New Shares, and the Company will instruct the Registrar to register Nomura (or its nominee) as the holders of such Warrants and New Shares in the register of members; and

(c)	as soon as practicable on the date on which Admission becomes effective and subject only to Nomura complying with its obligations under clause 7.8, the Company shall deliver to Nomura a duly executed declaration in the form set out in schedule 6 to the Listing Rules.

7.5 The New Shares and the Warrants shall be allotted and issued pursuant to clauses 7.3 and 7.4 free from all Adverse Interests and the New Shares will, and any new Ordinary Shares to be issued pursuant to any exercise of the Warrants will, when allotted and issued, rank pari passu in all respects with the Ordinary Shares already in issue.

7.6 Subject to the Company complying with its obligations under clauses 4.6 and 7.4(c), Nomura hereby undertakes to the Company to procure the delivery on behalf of the Company of a certified copy of the minutes of the Board meeting referred to in clause 4.1 and the duly executed declaration referred to in clause 7.4(c) to the UK Listing Authority in accordance with the Listing Rules.

7.7 The Company shall provide the Registrar with all necessary authorisations and information as it shall require to enable it to perform its duties as registrar as contemplated by the terms of this Agreement and the Application Form.

7.8 As soon as reasonable practicable following Admission (and in any event not later than 3.00 p.m. on the third Dealing Day thereafter), and subject to the Company having complied with its obligations under clauses 7.2 to 7.5 inclusive and 7.7, Nomura shall pay or procure payment (including as agent for Placees in respect of the Final UK Placing Units to be subscribed by such Placees) to the Company of an amount equal to the aggregate value at the Subscription Price of the Final UK Placing Units subject to deduction in accordance with clause 8.4 of amounts payable in accordance with clauses 8.1 and 8.3 or incurred by Nomura and payable by the Company under clause 8.5, which payment shall constitute a complete discharge to Nomura of its obligations under clauses 6 and 7. It shall be the Company’s responsibility to procure that the Receiving Agent sends the Company, to an account designated by it, an amount representing the aggregate Subscription Price for the Open Offer Placing Units taken up under the Open Offer.

8. COMMISSIONS AND EXPENSES

8.1 The Company shall pay to Nomura in consideration for its services under this Agreement:

(a)	a commission of 3% (three per cent.) of the value at the Subscription Price of the Underwritten Units (the Relevant Value);

(b)	a further commission of 0.125% (one-eighth of one per cent.) of the Relevant Value for each period of seven days (or part of seven days) after the first 30 days of Nomura’s commitment from and including the date of this Agreement to (and including) the second Dealing Day after the Acceptance Date or, if earlier, the date on which Nomura’s obligations under this Agreement cease in accordance with clause 2.3 or clause 12.1;

(c)	a documentation and corporate finance advisory fee of £150,000 as specified in the Nomura Engagement Letter,

and, in each case (in accordance with clause 8.5), an amount in respect of any VAT properly chargeable thereon.

8.2 If Nomura’s obligations under clauses 6 and 7 do not become unconditional in all respects or this Agreement is terminated in accordance with its terms prior to Admission, the Company shall pay Nomura, within five days of such termination, a fee equal to the lesser of £75,000 and £25,000 per month which, for the purposes of calculation, shall be deemed to have accrued on a daily basis from and including 3 November 2003 up to and including the date of such termination.

8.3 Out of the commissions referred to in clause 8.1, Nomura shall pay any sub-underwriting commissions payable to such persons (if any) as it may procure to subscribe Placing Units.

8.4 The Company shall pay the fees and commissions pursuant to clause 8.1 by not later than 3.00 p.m. on the day upon which Nomura pays or procures payment to the Company pursuant to clause 7.8. Without prejudice to its right to receive payment directly from the Company pursuant to this clause 8.4, Nomura shall be entitled and is authorised to deduct some or all of such fees and commissions and any other fees, commissions and expenses which the Company has agreed to pay to it from any amount otherwise payable by it to the Company under this Agreement.

8.5 In addition to the fees and commissions referred to in clauses 8.1 and 8.2, the Company shall:

(a)	pay (whether or not Nomura’s obligations under this Agreement become unconditional or this Agreement is terminated) all costs and expenses of, or in connection with, Admission, the Placing, the Open Offer, the US Subscription, the EGM, the allotment and issue of Placing Units, this Agreement and the US Subscription Agreement. This shall include, without limitation, the UK Listing Authority and the London Stock Exchange listing and trading fees, other regulatory fees and expenses, printing and advertising costs, postage, the Registrar’s charges, its own legal and other out-of-pocket expenses, all accountancy and other professional fees, public relations fees and expenses, roadshow expenses, all taxes (other than on the net income or profits of any person) in connection with Admission, the Placing, the Open Offer, the US Subscription, the EGM, the allotment and issue of the Placing Units, this Agreement and the US Subscription Agreement; and

(b)	reimburse (whether or not Nomura’s obligations under this Agreement become unconditional or this Agreement is terminated) Nomura for all travel (including roadshow travel) and other out-of-pocket expenses properly and reasonably incurred by it in connection with Admission, the Placing, the Open Offer, the US Subscription, the EGM, the allotment and issue of the Placing Units, this Agreement and the US Subscription Agreement (including, without limitation, printing, postage and telecommunications costs and the fees and disbursements of Nomura’s Counsel and all other advisers (provided that no such adviser shall be engaged without prior consultation with the Company)). Nomura shall not pay any one item exceeding £3,000 without first informing the Company and receiving the Company’s consent (such consent not to be unreasonably withheld or delayed).

The Company shall promptly on request pay or reimburse Nomura the amount of any expenses which are to be borne by the Company and which Nomura (or any subscriber for Placing Units) has paid together with all related VAT properly chargeable thereon pursuant to (and subject to the limitations contained in) clause 8.6.

8.6 If, pursuant to this Agreement, a sum is paid or reimbursed to an Indemnified Person, the Company shall also pay to the relevant Indemnified Person in respect of VAT:

(a)	where the payment or reimbursement (including any additional payment or reimbursement made pursuant to clause 8.4(b)) constitutes the consideration or part of it for any supply of services by the relevant Indemnified Person to the Company, such amount as equals any VAT properly payable thereon;

(b)	(except where (c) below applies) such amount as equals any VAT suffered by Nomura in respect of any cost, charge or expense which gives rise to the payment or reimbursement or deduction and which Nomura certifies is not recoverable by it by repayment or credit, that certificate to be conclusive save in the case of manifest error; and

(c)	on any payment or reimbursement or deduction in respect of or indemnification for costs, charges or expenses incurred by Nomura as agent for the Company, such amount as equals the amount included in the costs, charges or expenses in respect of VAT, provided that in such a case Nomura will use reasonable endeavours to procure that the actual supplier of the goods or services which Nomura received as agent issues its own VAT invoice directly to the Company.

9. RESTRICTIONS ON ACTIONS AND ANNOUNCEMENTS

9.1 Without Nomura’s prior consent (not to be unreasonably withheld), the Company undertakes that it will not (and the Company will use all reasonable endeavours to procure that no Group company nor ThinkEquity Partners will) at any time prior to the date which is 30 Dealing Days after, as appropriate, the Application Date or the date that Nomura’s obligations under this Agreement cease in accordance with clauses 2.3 and/or 12.1, circulate, distribute, publish, issue or make (nor authorise any other person to circulate, distribute, publish, issue or make) any press or public announcement or advertisement, statement or communication (other than (a) an announcement, advertisement, statement or communication required by law or any regulatory body or which is otherwise necessary to be made known to the public in order to enable the Ordinary Shareholders and the public to appraise the position of the Company or to avoid the establishment of a false market in its securities, (including, without limitation, any matter whatsoever which would require notification by the Company to a Regulatory Information Service in accordance with the provisions of the Listing Rules) and (b) an announcement, advertisement, statement or communication in connection with any matter arising in the ordinary course of business of the Group that is not material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription, but, in each case, subject always to clause 9.2), either individually or jointly with any other person, in relation to the Company, the Group, Admission, the Placing, the Open Offer or the US Subscription or otherwise relating to the assets, liabilities, profits, losses, financial or trading condition or prospects of the Company or the Group and whether in response to enquiries or otherwise.

9.2 The Company undertakes that it will not (and the Company will use all reasonable endeavours to procure that no Group company nor ThinkEquity Partners will) at any time before the date which is 30 Dealing Days after, as appropriate, the Application Date or the date that Nomura’s obligations under this Agreement cease in accordance with clauses 2.3 and/or 12.1, circulate, distribute, publish, issue or make any press or public announcement, advertisement, statement or communication as is referred to in clause 9. l, without first to the extent reasonably practical:

(a)	notifying Nomura as to the content, form and manner of publication of such announcement, advertisement, statement or communication; and

(b)	making available to Nomura drafts of any such announcement, advertisement, statement or communication in sufficient time prior to its publication to allow Nomura an opportunity to consider and comment on the same; and

(c)	consulting with Nomura as to the content, form and manner of publication of such announcement, advertisement, statement or communication.

9.3 The Company undertakes to make all such announcements concerning Admission and/or the Placing and/or the Open Offer and/or the US Subscription as shall be necessary to comply with the Listing Rules, the Admission and Disclosure Standards, sections 118 and 397 of the FSMA or which Nomura otherwise considers to be necessary or desirable (including, without limitation, for the purposes of procuring Placees or potential subscribers for any Placing Units in accordance with this Agreement and/or the US Subscription Agreement) and Nomura shall be entitled to make any such announcement if the Company fails (in the opinion of Nomura acting in good faith) promptly to fulfil its obligations under this clause 9.3.

9.4 The Company undertakes to do all such acts and things as it is able and as are reasonably necessary to enable the provisions of this Agreement and the US Subscription Agreement, Admission, the Placing, the Open Offer and the US Subscription to be carried out and given full force and effect.

10. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1 The Company represents, warrants and undertakes to Nomura in the terms set out in Schedule 2. The Company acknowledges that Nomura is entering into this Agreement in reliance on such representations, warranties and undertakings. Each representation, warranty and undertaking shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other representation, warranty and undertaking or any other term of this Agreement.

10.2 The Company shall not cause or permit (and shall procure that no other Group company nor any of its or their respective directors, officers, employees or agents nor ThinkEquity Partners shall cause or, so far as they are able using their reasonable endeavours, permit) any event to occur or omit to do anything between the date of this Agreement and the date that is 30 Dealing Days after, as appropriate, the Application Date or the date on which Nomura’s obligations under this Agreement cease in accordance with clause 2.3 and/or clause 12.1 which would make any statement in Schedule 2 untrue, inaccurate or misleading if such statement were repeated at such date by reference to the facts and circumstances then existing.

10.3 The Company shall immediately notify Nomura (giving reasonable details) if it comes to the knowledge of the Company or any Director that any statement in Schedule 2 was breached or untrue, inaccurate or misleading at the date of this Agreement or would be breached or untrue, inaccurate or misleading if repeated by reference to the facts and circumstances existing at any time during the period referred to in clause 10.2 or if the Company is in breach of any of its obligations under this Agreement.

10.4 The Company undertakes to Nomura that it will not agree to any alteration, revision or amendment of the terms or conditions of the US Subscription Agreement or waive (in whole or in part) or amend or extend or withdraw any condition thereof or grant any indulgence thereunder or proceed to completion thereof without full satisfaction of all of the terms and conditions of the US Subscription Agreement without, in any such case, the prior written consent of Nomura.

10.5 The Company agrees that Nomura and each Placee shall be entitled (as subscribers for Placing Units) to the same remedies and rights of action against the Company, and to the same extent, as any person who acquires any Placing Units pursuant to the Open Offer on the basis of the Circular and the Application Form.

10.6 The representations, warranties and undertakings referred to in clauses 10.1 to 10.5 inclusive shall remain in full force and effect notwithstanding completion of all matters and arrangements referred to in, or contemplated by, this Agreement.

10.7 Where any of the representations, warranties and undertakings are qualified by a reference to awareness and/or knowledge and/or information and/or belief, that reference shall be deemed to include a statement to the effect that it has been given after making such enquiries (if any) as were reasonable and, for the avoidance of doubt, in the case of TransMIDTM, enquiry of the clinical team managing TransMID would be considered reasonable.

10.8 The Company undertakes to observe and comply with the provisions in respect of overseas shareholders set out in Part III of the Circular under the heading “Overseas Shareholders and others”.

10.9 No action has been or will be taken in any jurisdiction by the Company that is intended to permit a public offering of Placing Units or possession or distribution of the Circular or any other offering material, in any country or jurisdiction where action for that purpose is required other than the United Kingdom and the United States.

10.10 References in this Agreement to a representation, warranty or undertaking being (or not being) true and accurate or not being (or being) misleading “in any material respect” shall mean material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription.

11. INDEMNITY

11.1 No claim shall be made by the Company, or any of its subsidiary undertakings and associates, or the Directors against any Indemnified Person to recover any loss, damage, cost, charge or expense that the Company or any of its subsidiary undertakings or associates, the Directors or any subscriber for or purchaser of Placing Units pursuant to the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement or any subsequent purchaser or transferee of any Placing Units may suffer or incur and which arises out of the carrying out by any Indemnified Person of obligations or services in connection with this Agreement, the US Subscription Agreement or any other agreement relating to the Placing or the Open Offer or the US Subscription, or in connection with Admission, the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement except, in each case, if, and to the extent only that, the loss, damage, cost, charge or expense is finally determined to have arisen (otherwise than as a result of a payment made or an obligation or liability to make payment arising under clause 11.2) and primarily from any negligence, fraud, bad faith or wilful default of the relevant Indemnified Person or material breach of any obligations under this Agreement by the Indemnified Person or material breach by that Indemnified Person of duties or obligations imposed on such person by the Financial Services Authority Handbook or Rules.

11.2 The Company undertakes to indemnify each Indemnified Person against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a Claim) asserted or established against that Indemnified Person in any jurisdiction by any subscriber for or purchaser of Placing Units pursuant to the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement or by any subsequent purchaser or transferee of any Placing Units or governmental agency or regulatory body or any other person whatsoever and against all losses, costs, charges or expenses (including legal fees) and taxes (other than UK corporation tax incurred by the Indemnified Person on its overall net income) (each an Expense) which that Indemnified Person may reasonably suffer or incur (including, but not limited to, all Expenses suffered or incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this clause 11.2 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises, directly or indirectly, out of or is connected with anything done or omitted to be done by any person (including that Indemnified Person) in connection with Admission, the Placing, the Open Offer, the US Subscription, or the arrangements contemplated by the Circular, this Agreement or the US Subscription Agreement, including without limitation:

(i)	the Circular or other documents or materials in connection with Admission, the Placing, the Open Offer or the US Subscription not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein or any statement therein being or being alleged to be in any material respect untrue, inaccurate, incomplete, misleading or not based on reasonable grounds (except, insofar as such statement is based on any information that has been provided by Nomura to the Company expressly for use in the Circular as specified in Schedule 5); and/or

(ii)	the distribution, issue or approval of the Circular or other documents or materials in connection with Admission, the Placing, the Open Offer or the US Subscription (including the issue or approval for the purpose of Section 21 of the FSMA of any financial promotion); and/or

(iii)	any breach or alleged breach by the Company of any of its obligations in this Agreement, the US Subscription Agreement or any other agreement to be entered into by it in connection with Admission, the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement; and/or

(iv)	any failure or alleged failure by the Company, any of the Directors or any of its or his agents, employees or advisers to comply with the FSMA or the Listing Rules or any other legal or regulatory requirements in any jurisdiction in relation to Admission, the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, this Agreement or the US Subscription Agreement; and/or

(v)	any failure or alleged failure by ThinkEquity Partners, its affiliates, any of its or their agents or employees to comply with the US Placing Procedures in connection with the offer and sale of the US Subscription Units, provided that:

(a)	an Indemnified Person shall not be entitled to any indemnity from the Company under this clause 11.2 in relation to any Claim or Expense to the extent only that the Claim or Expense is in respect of an unrealised or realised loss on any Placing Units that the Indemnified Person acquires pursuant to this Agreement or any expenses of sale of such Placing Units unless (but only to the extent that) such Claim or Expense results from, directly or indirectly, the neglect or default of the Company or any breach by the Company of any of its obligations under this Agreement;

(b)	an Indemnified Person shall not be entitled to any indemnity under this clause 11.2 in relation to any Claim or Expense if, and to the extent only that, the Claim or Expense concerned is finally determined to have arisen primarily from the negligence, fraud, bad faith or wilful default of the Indemnified Person, in each case otherwise than in relation to any of the contents of, or any omission from, the Circular or other documents or materials in connection with Admission and/or the Placing and/or the Open Offer and/or the US Subscription;

(c)	an Indemnified Person shall not be entitled to recover from the Company under this clause 11.2 in relation to any Claim or Expense to the extent that such indemnification is not permissible under Part V, Chapter VI of the Companies Act (Financial Assistance by a Company for the Acquisition of its own Shares); and

(d)	an Indemnified Person shall not be entitled to recover from the Company under this clause 11.2 in relation to any Claim or Expense if, and to the extent only that the Claim or Expense results solely from a material breach by that Indemnified Person of duties or obligations imposed on the Indemnified Person by virtue of the Financial Services Authority Handbook or Rules.

11.3 Subject to any requirement of a relevant insurer, each Indemnified Person to whom clause 11.2 applies will promptly notify the Company in writing if it becomes aware of any Claim which may give rise to a liability under clause 11.2, will keep the Company informed (including providing copies of documentation to the extent permitted by law, regulatory authority or contractual obligation (and provided further that where not so permitted by any contractual obligation, Nomura shall request a waiver thereof from the relevant counterparty to permit such disclosure)) of the progress of any Claim and will consult with the Company with respect to the handling of any Claim.

11.4 The Company will (provided it is aware of the same, after due and careful enquiry) promptly notify Nomura of any limitation (whenever arising) on the extent to which the Company and/or any of its subsidiary undertakings or associates may claim against any third party or parties and/or of any waiver or release of any right of the Company or any of its subsidiary undertakings or associates to so claim (each a Limitation) in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with Admission, the Placing, the Open Offer, the US Subscription or the subject matter of the obligations or services to be performed under this Agreement, the US Subscription Agreement or in connection with Admission, the Placing, the Open Offer or the US Subscription by Nomura or on its behalf. Where any damage or loss is suffered by the Company for which any Indemnified Person would otherwise be jointly and severally liable with any third party or third parties to the Company or any of its subsidiary undertakings or associates, the extent to which such loss will be recoverable from the Indemnified Person shall be limited so as to be in proportion to the contribution of the Indemnified Person to the overall fault for such damage or loss, as agreed between all the parties, or, in the absence of agreement, as finally determined by a court of competent jurisdiction but, in any event, the Indemnified Person shall have no greater liability than if the Limitation did not apply.

11.5 The degree to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company or any other third party will be unaffected by any Limitation which the Company or any of its subsidiary undertakings or associates or any Director may have agreed with the third party.

11.6 Insofar as the Company has engaged any adviser on the basis that its liability to the Company arising out of any default by it or otherwise in connection with Admission, the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement is subject to any limitation, exclusion or restriction of liability (a capped adviser), the liability of each Indemnified Person to the Company or any other person in respect of any default by that Indemnified Person under this Agreement, the US Subscription Agreement or otherwise in connection with Admission, the Placing, the Open Offer, the US Subscription or the arrangements contemplated by the Circular, the Press Announcement, this Agreement or the US Subscription Agreement shall not exceed the amount for which that Indemnified Person would have been liable after deducting any additional amount which that Indemnified Person would have been entitled to recover from the capped adviser, in the absence of the limitation, exclusion or restriction of the capped adviser’s liability, by way of contribution to that Indemnified Person, in respect of the matter concerned.

11.7 If an Indemnified Person is liable for any liability suffered by, or is liable to make any contribution to, any person other than the Company in respect of the performance of its obligations under this Agreement or the US Subscription

Agreement, the Company will indemnify that Indemnified Person on an after tax basis for any amount which it would have been entitled to recover from any third party or parties by way of contribution in respect of the matter concerned (pursuant to the Civil Liability (Contributions) Act 1978 or otherwise) but for a Limitation.

11.8 All sums payable to an Indemnified Person pursuant to this clause 11 shall be paid within 30 days of written demand by such Indemnified Person.

12. TERMINATION

12.1 If at any time on or before Admission:

(a)	there has been a breach by the Company of any of its obligations under this Agreement which is material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription; or

(b)	any matter or circumstance arises or pertains as a result of which any of the conditions set out in sub-clauses (a) to (e) inclusive and (g) to (1) inclusive in clause 2.1 will not be satisfied at the required time(s) (if any) and continue to be satisfied as at Admission; or

(c)	it shall come to the notice of Nomura that any statement contained in the Circular, the Press Announcement or the Application Form is or has become untrue, incorrect or misleading in any respect, or any matter has arisen, which would, if the Placing or the Open Offer was made at that time, constitute a material omission from the Circular, the Press Announcement or the Application Form and which, in any such case, is material in the context of Admission and/or the Placing and/or the Open Offer and/or the US Subscription; or

(d)	any of the representations, warranties and undertakings contained, or referred to, in this Agreement is not, or has ceased to be, true and accurate by reference to the facts and circumstances subsisting at that time and which, in any such case, Nomura considers to be material in the context of Admission and/or the Placing and/or the Open Offer and/or the Subscription Agreement or a matter has arisen which might reasonably be expected to give rise to a claim under clause 11; or

(e)	in the reasonable opinion of Nomura there shall have occurred a material adverse change in or any development (including any development relating to the Group’s products or drug candidates or any product or drug candidate reasonably likely to be a competitor of any of the Group’s products or drug candidates but not including any development relating to the pharmaceutical or biotechnology industry generally) involving a prospective material adverse change in or affecting the condition (financial or otherwise), prospects, earnings, business affairs, properties, management, results of operations or financial condition of the Group taken as a whole, whether or not arising in the ordinary course of business, as a result of which Nomura reasonably considers it to be impracticable, inappropriate or inadvisable to proceed with Admission, the Placing, the Open Offer, the US Subscription or the underwriting of the Underwritten Units; or

(f)	in the reasonable opinion of Nomura there shall have been such a change in national or international financial, political or economic conditions (including any interruption to trading generally on the New York Stock Exchange, the NASDAQ, the American Stock Exchange, the Tokyo Stock Exchange, the London Stock Exchange or trading of any securities of the Company) or a declaration of a general moratorium on commercial banking activities in the United Kingdom or New York by any United Kingdom, New York State or United States federal authorities or any outbreak or escalation of hostilities (including any such change or event which causes a change in financial markets or any calamity or crisis or any disruption to trading generally) which, in any such case, Nomura reasonably considers would be likely materially to prejudice the implementation and the success of Admission and/or the Placing and/or the Open Offer and/or the US Subscription and the distribution of the Placing Units,

Nomura may, in its absolute discretion (as the case may be), by notice in writing given to the Company, terminate this Agreement, in each case except to the extent specified in clause 12.3.

12.2 Nomura shall have no right to terminate this Agreement on or before Admission except as provided in clause 12.1.

12.3 The termination of this Agreement (save to the extent specified in this clause 12.3) pursuant to clauses 2.3 or 12.1 shall be without prejudice to:

(a)	any claim in respect of a breach of this Agreement prior to the termination;

(b)	any obligation of the Company in respect of Placing Units which have already been issued, subscribed and paid for, or sold and paid for, at the time of such termination (in which case this Agreement shall continue to apply to such Placing Units and, in particular, clauses 1, 8, 9, 10, 11, this clause 12.3, clauses 13, 14 and clauses 16 to 22 inclusive will continue to apply and Nomura shall accordingly be entitled to the fees and commissions referred to in clause 8.1); and

(c)	the provisions of clauses 1, 8, 9, 10, 11, this clause 12.3, clauses 13, 14 and 16 to 22 inclusive which will continue to apply except that Nomura shall not be entitled to receive the fees and commissions referred to in clause 8.1.

13. WITHHOLDING AND GROSSING-UP

13.1 All sums payable to Nomura or any other Indemnified Person (for the purposes of this clause 13 only, each a Recipient) under this Agreement shall be paid in pounds sterling free and clear of all deductions or withholdings (whatsoever save only as provided in this Agreement or as is required by law).

13.2 If any deduction or withholding is required by law from any such payment then the person making such payment shall be obliged to pay the Recipient such additional sum as will, after such deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.3 If any tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax) any sum payable or paid to a Recipient or any sum deducted from any payment made by a Recipient in accordance with the terms of this Agreement (except, in either case, the fees and commissions payable under clause 8.1) then the amount so payable or the amount which may be deducted shall be grossed up by such amount as will ensure that the total amount received or retained by the Recipient, less the tax chargeable thereon taking into account the incurring of the costs by the Recipient which gave rise to the payment, places the Recipient in the same after tax position as if it had incurred no cost and accordingly no payment was required to be paid by it.

14. MISCELLANEOUS

14.1 For the avoidance of doubt, the Company acknowledges and agrees that it is responsible for any due diligence carried out in relation to the Company in relation to the Placing or the Open Offer and that neither Nomura nor any of its advisers shall be responsible to the Company or any Director for any due diligence in relation thereto or for verifying the accuracy or fairness of any information published by or on behalf of the Company in connection with the Placing, the Open Offer or the US Subscription unless it or they have agreed in writing to take specific responsibility for such due diligence or verification or such information has been provided by Nomura to the Company expressly for use in the Circular as specified in Schedule 5.

14.2 The Company agrees that for the purpose of the Placing, the Open Offer and the US Subscription (including for the purposes of seeking to procure any Placees for the Placing Units) and of obtaining Admission, Nomura shall not be responsible for the provision of or obtaining advice as to the requirements of any applicable laws or regulations of any jurisdiction nor shall any such person be responsible where it or the Company has acted in the absence of such advice or in reliance on any advice obtained by the Company in respect thereof.

14.3 Each reference in this Agreement to Nomura by any description or in any capacity includes a reference to it in each other capacity in which it may act pursuant to this Agreement or otherwise with the agreement of the Company in connection with the Placing and the Open Offer. The Company accordingly acknowledges that the representations, warranties, undertakings contained in this Agreement are given to Nomura in connection with Admission, the Placing and the Open Offer in each case whether in its capacity as sponsor or otherwise.

14.4 The respective agreements, representations, warranties, undertakings, indemnities and other statements contained in or made pursuant to this Agreement are to have effect, irrespective of anything revealed in any investigation made by or on behalf of any person, and will survive the issue, sale, transfer or delivery of and payment for Placing Units or completion of the Placing or the Open Offer.

14.5 Each of the representations and warranties given in this Agreement shall be qualified by all matters accurately and fairly disclosed in the Circular.

14.6 The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any rule of law or equity (including, without limitation, the FSMA).

14.7 The indemnities set out or referred to in this Agreement shall be in addition to and shall not limit, affect or prejudice any other right or remedy available to any Indemnified Person against any prior written person (whether or not a party to this Agreement).

14.8 No party may assign any of its rights under this Agreement without the consent of the party against whom the right operates. No provision of this Agreement may be varied without the prior written consent of both parties.

14.9 Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation or warranty (whether contractual or otherwise) other than those set out in this Agreement.

14.10 None of Nomura, any of its Securities Act Affiliates or any person acting on its or their behalf in connection with the transactions contemplated by the Circular (a) has engaged or will engage in any form of “general solicitation” (within the meaning of Rule 502(c) of Regulation D) in the United States in connection with the Placing and the Open Offer, (b) has offered and sold, and will not offer or sell, any Units constituting part of its or their allotment in the Placing and the Open Offer except in an offshore transaction in accordance with Rule 903 of Regulation S or (c) has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) in the United States.

15. RECEIVING AGENT

The Company confirms that it has instructed the Receiving Agent to act as receiving agent and registrar in connection with the Open Offer and the EGM and to perform the obligations assigned to it under the Circular, the Form of Proxy, the Application Form and this Agreement as receiving agent and registrar in relation thereto, and as registrar in relation to the Placing and the US Subscription.

16. TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by agreement between the Company and Nomura but as regards any time, date or period originally fixed, or any time, date or period so extended, time shall be of the essence.

17. WAIVER

17.1 Any right or remedy of either party under this Agreement shall only be waived or varied by an express waiver or variation in writing.

17.2 No neglect, failure or delay by either party in exercising any right or remedy under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of the right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy. The rights, powers and remedies of each party provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18. THIRD PARTY RIGHTS

18.1 Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clause 11 provided that Nomura (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Persons.

18.2 Except as provided in clause 18.1, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Nomura and the Company may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person or any other third party. Nomura will have no responsibility to any Indemnified Person or any other third party under or as a result of this Agreement.

19. NOTICES

19.1 Any notice to be given under, or in connection with, this Agreement shall be in writing and be signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 19.2 or by delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 19.2 marked for the attention of the relevant party (or as otherwise notified from time to time under this Agreement).

Any notice so served shall be deemed to have been duly received:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of pre-paid recorded delivery, special delivery or registered post, on the Dealing Day following the date of posting,

provided that if delivery by hand or fax occurs on a day which is not a Dealing Day or after 6.00 p.m. on a Dealing Day, service shall be deemed to occur at 9.00 a.m. on the following Dealing Day.

19.2 The addresses of the Company and Nomura for the purpose of clause 19.1 are:

(a)	the Company	957 Buckingham Avenue
Slough
Berkshire

SL1 4NL

Fax number: 01753 706 638

For the attention of: David Abrams

(b)	Nomura	Nomura House
1 St. Martin’s-le-Grand
London EC1A4NP

Fax number: 020 7521 3699

For the attention of: David Rasouly

20. FURTHER ASSURANCES

The Company shall provide, and shall procure that the Directors shall provide, all information and assistance that Nomura may reasonably require for the purposes of this Agreement and execute (or procure to be executed) and do (or procure to be done) each document, act and thing that Nomura may reasonably request in order to give effect to Admission, the Placing and the Open Offer.

21. COUNTERPARTS

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

22. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of England.

IN WITNESS WHEREOF this Agreement has been duly executed under hand by the Company and Nomura or its duly authorised attorney the day and the year first written above.

SIGNED by	)	D ABRAMS
for and on behalf of	)
XENOVA GROUP PLC	)

SIGNED by	)	P MIRAMS
for and on behalf of	)
NOMURA INTERNATIONAL PLC	)